MANAGEMENT CONSULTING AGREEMENT

THIS AGREEMENT made as of the 23rd day of September, 2010.

BETWEEN :

MAVERICK MINERALS CORPORATION
(the "Corporation”)

- AND -

ROBERT KINLOCH
(the "Consultant”)

WHEREAS:

(A)	The Corporation is a publicly traded corporation on the Financial Industry Regulatory Authority’s Over- the-Counter Bulletin Board;

(B)	The Consultant has significant experience in the management of mineral resource companies; and

(c)	The Corporation wishes to engage the services of the Consultant on the terms and conditions contained herein.

IN CONSIDERATION of the mutual promises as expressed in this agreement, the parties covenant and agree with each other as follows:

1.	Consulting Services

(a)	Effective September 23, 2010 (the “Effective Date”), the Consultant will provide the following services (the “Services”) to the Corporation:

	(i)	Hold the titles and perform the duties of President, Chief Executive Officer and Chief Financial Officer of the Corporation.

	(ii)	Prepare and execute any and all records and filings required to maintain the Corporation’s public listing.

	(iii)	Attend to governance issues as they relate to the Nevada registration.

	(iv)	Supervise the preparation of the financial statements of the Corporation in line with the duties of the Chief Financial Officer and certify to their authenticity where required by regulation.

	(v)	Draft press releases, where applicable, for the Board of Directors of the Corporation (the “Board”) to review and authorize.

	(vi)	Interface with shareholders and any person or group having a legitimate interest in the affairs of the Corporation.

	(vii)	Provide the Board with any information required to administer the affairs of the Corporation, only as outlined above, in an economic and efficient manner.

(viii)	Be available to advise and recommend, if requested, on any circumstance that may arise relating to asset or acquisition integration, tax matters, market factors and corporate finance.

(b)	The Consultant will:

	(i)	devote such time, attention and ability to the business and affairs of the Corporation as may be reasonably required to perform the Services; and

	(ii)	perform the Services to the level of competence and skill one would reasonably expect from other persons who have skills and experience similar to that of the Consultant.

2.	Remuneration and Expenses

(a)

Fee for Consulting Services. The Corporation will pay the Consultant consulting fees of $10,000 (USD) per month with respect to the Consultant’s provision of the Services. The Consulting Fees, plus any applicable taxes, will be payable at the end of each month upon receipt of the Consultant’s invoice for same.

(b)

Options. In consideration of entering into this Agreement and as of the Effective Date, the Corporation agrees and does hereby grant to the Consultant an option to acquire 700,000 shares of common stock from the Corporation in accordance with the terms of the Corporation’s 2009 Stock Option Plan at an exercise price of $1.05 per share, which option may be exercised at any time on written notice given by the Consultant to the Corporation on or before August 20th, 2015 (the “Consultant’s Stock Options”).

The Corporation shall take such further steps as may be necessary to formalize the options granted hereunder. In the event the Corporation reduces the total number of shares outstanding, for any reason, including, but not limited to a reverse stock split, merger, acquisition or recapitalization, the shares to be issued upon the exercise of the options shall not be reduced, nor shall the exercise price be increased in any manner.

(c)

Bonus. The Corporation will pay the Consultant a one time bonus of $250,000 (USD) upon the spudding of the Corporation’s first commercial well drilled on the Corporation’s Farmout Acreage (as such term is defined in the Farmout Agreement) under the Corporation’s Farmout agreement with Southeastern Pipeline Company dated December 7, 2009 (the “Farmout Agreement”).

(d)

Expenses. The Corporation will reimburse the Consultant for all reasonable travelling and other out of pocket expenses actually and properly incurred by the Consultant on behalf of the Corporation in accordance with normal corporate policies from time to time.

3.	Term and Termination

(a)	Term. This Agreement will commence on the Effective Date and will terminate on the 3rd anniversary of the Effective Date.

(b)

Termination for Good Cause. Notwithstanding paragraph 3(a), this Agreement may be terminated at any time by the Corporation without notice in the event the Consultant breaches the terms of this Agreement.

(d)

Consultant’s Duties on Termination. Upon termination of this Agreement for any reason, the Consultant shall, upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Corporation:

	(i)	a final accounting, reflecting the balance of expenses incurred on behalf of the Corporation as of the date of termination;

	(ii)	all documents pertaining to the Corporation or this Agreement, including but not limited to all books of account, correspondence and contracts; and

	(iii)	all equipment and any other property belonging to the Corporation.

4.	Confidentiality and Ownership of Property

(a)

Confidential and Proprietary Information. The Consultant acknowledges that, by reason of this Agreement, the Consultant will have access to Confidential and Proprietary Information, as hereinafter defined, of the Corporation, that the Corporation has spent time, effort and money to develop and acquire.

The term “Confidential and Proprietary Information” as used in this Agreement means all information whether prepared, conceived or developed by an employee or agent of the Corporation or received by the Corporation from an outside source, which is maintained in confidence by the Corporation. Without limiting the generality of the foregoing, Confidential and Proprietary Information includes information of the Corporation pertaining to:

	(i)	business strategies and processes, marketing and selling plans;

	(ii)	business opportunities, plans (whether pursued or not) and budgets;

	(iii)	information regarding the skills and compensation of the Corporation’s employees;

	(iv)	the identities of clients and potential clients, customers and potential customers;

(v)

any information relating to the relationship of the Corporation with any personnel, suppliers, principals, investors, contacts or prospects of the Corporation and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons; and

	(vi)	financial information, including the Corporation’s costs, financing or debt arrangements, income, profits, salaries or wages.

(b)

Protection of Confidential Information. The Consultant acknowledges that the Confidential and Proprietary Information is a valuable and unique asset of the Corporation and that the Confidential and Proprietary Information is and will remain the exclusive property of the Corporation. The Consultant agrees to maintain securely and hold in strict confidence all Confidential and Proprietary Information received, acquired or developed by the Consultant or disclosed to the Consultant as a result of or in connection with the Services. The Consultant agrees that, both during and after the termination of this Agreement, the Consultant will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential and Proprietary Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Board.

(c)

Exceptions to Obligations of Confidentiality. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Consultant in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

(d)

Third Party Confidential Information. The Consultant understands that the Corporation has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Corporation has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential and Proprietary Information for the purposes of this Agreement.

(e)

Consultant’s Warranty. The Consultant represents and warrants that the Consultant has not used and will not use, while performing the Services, any materials or documents of another corporation which the Consultant is under a duty not to disclose. The Consultant understands that, while performing the Services, the Consultant shall not breach any obligation or confidence or duty the Consultant may have to a former client or employer. The Consultant represents and warrants that he will not, to the best of his knowledge and belief, use or cause to be incorporated in any of the Consultant’s work product, any data software, information, designs, techniques or know-how which the Consultant or the Corporation does not have the right to use.

5.	Injunctive Relief.

The Consultant acknowledges that the restrictions contained in Section 4 are, in view of the nature of the business of the Corporation, reasonable and necessary to protect the legitimate interests of the Corporation, that the Corporation would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Corporation. The Consultant agrees that, in the event he violates any of the restrictions referred to in either of Sections 4 or 5, the Corporation shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.

6.	Independent Consultant Relationship

(a)	It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services under this Agreement.

(b)

The Consultant need only devote such portion of the Consultant’s time as is agreed to pursuant to this Agreement. The Consultant is not precluded from acting in any other capacity for any other person, firm or corporation provided that it does not conflict with the Consultant’s duties to the Corporation as set out in this Agreement.

(c)

The Corporation will not pay, on behalf or in respect of the Consultant, any contribution to federal, state or provincial pension plan, employment insurance, or federal, state and provincial withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer- employee relationship.

(d)

The Consultant is solely responsible for the Consultant’s registration and payment of assessments for workers compensation coverage. If requested by the Corporation, the Consultant will provide proof of coverage.

(e)

The Consultant represents and warrants that the Consultant has the right to provide the Services required under this Agreement without violation of obligations to others and that all advice, information, and documents given by the Consultant to the Corporation under this Agreement may be used fully and freely by the Corporation, unless otherwise so designated orally or in writing by the Consultant at the time of communication of such information (e.g. information shared with the Consultant in a confidential manner or on a non-attribution basis).

7.	Indemnification

(a)

The Consultant agrees to indemnify the Corporation from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Internal Revenue Service, the Canada Revenue Agency, or other authorities, plans or organizations requiring the Corporation to collect and/or pay an amount under the applicable statutes and regulations in relation to any Services provided to the Corporation pursuant to this Agreement, including but not limited to employment insurance, pension plans or workers compensation coverage. This paragraph will survive termination of this Agreement.

(b)

The Consultant agrees to indemnify the Corporation from all losses, claims, actions, damages, assessments or demands (including reasonable legal fees and expenses) which result from negligent acts or omissions of the Consultant in providing the Services.

8.	Assignment

Neither the Corporation nor the Consultant shall be permitted to assign or transfer this Agreement to any other person without the other’s prior written consent, provided that the Consultant may assign, without the Corporation’s consent, this Agreement to a corporation incorporated and solely owned by the Consultant and provided the Consultant shall provide the services hereunder on behalf of that corporation.

9.	Notice

Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the party giving it. Such notice may be served personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served 72 hours after the time of posting.

10.	Benefit

This agreement shall be for the benefit of and shall bind the parties and their respective heirs, executors, administrators, successors and permitted assigns.

11.	Entire Agreement

This agreement contains the entire agreement between the parties and supersedes all previous negotiations, understandings and agreements, verbal or written with respect to any matters referred to in this agreement.

12.	Headings

Descriptive headings are inserted solely for convenience of reference. They do not form a part of this agreement and are not to be used in interpreting this agreement.

13.	Jurisdiction

It is the intention of the parties that this agreement and the performance under it be construed in accordance with and under and pursuant to the laws of the State of Nevada.

14.	Further Assurances

Each of the parties hereto shall execute such further documents and do such further things as the other party may reasonably request to give full effect to this Agreement.

INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the day and year first written above.

MAVERICK MINERALS CORPORATION

Per:       /s/ Donald Kinloch
              DONALD KINLOCH

/s/ Robert Kinloch
ROBERT KINLOCH